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                                                                    EXHIBIT 23.1


                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE


The Board of Directors and Stockholders
Gartner Group, Inc.:

The audits referred to in our report dated October 31, 1997, included the related financial statement schedule as of and for the years ended September 30, 1997 and 1996, as contained in the annual report on Form 10-K for the year 1997. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule which, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                           KPMG Peat Marwick LLP
Stamford, Connecticut
October 31, 1997